HUBCO, INC.
                                  1000 MacArthur Blvd.
                                  Mahwah, NJ  07430
                                  (NASDAQ:HUBC)





AT THE COMPANY:                             AT THE FINANCIAL RELATIONS
                                            BOARD,INC:
Kenneth T. Neilson, Chairman,               Kerry Thalheim/Regina Lenihan
President & CEO (201) 236-2631              675 Third Avenue
Joseph F. Hurley, Executive                 New York, NY  10017
Vice President & CFO                        (212) 661-8030
(201) 236-6141

FOR IMMEDIATE RELEASE
July 15, 1998


               HUBCO, Inc. Reports a 24% Increase in Core Earnings

         Mahwah, New Jersey, July 15, 1998--HUBCO, Inc. (NASDAQ:HUBC), today reported second quarter core earnings of $0.57 per share on a diluted basis ($16.6 million), a 24% increase from $0.46 per share ($14.2 million) reported for the same period in 1997. Core earnings excludes $25.0 million pre-tax of merger related and restructuring charges ("one time charges"). During the quarter, HUBCO consummated the acquisitions of Poughkeepsie Financial Corp. and MSB Bancorp Inc. which were accounted for on a pooling of interests basis of accounting. The results also reflect the acquisition of twenty one branches located in New Jersey and Connecticut from First Union National Bank under the purchase method of accounting from the closing of that transaction on June 24, 1998. Return on Average Assets was 1.40% and Return on Average Equity was 22.15% for the quarter excluding one time charges, compared to 1.20% and 17.46% for the similar 1997 period, respectively. Including one time charges, second quarter diluted earnings per share were $0.01 per share ($0.3 million) compared to $0.46 ($14.2 million) in 1997.

         For the six months ended June 30, 1998, diluted earnings per share excluding $28.1 million pre-tax of merger related and restructuring costs were up 12% to $1.00 per share ($29.3 million) from $0.89 per share ($27.7 million) for the same period last year. Including one time charges, six month diluted earnings per share were $0.37 per share ($10.8 million) compared to $0.89 ($27.7 million) in 1997.

         During the second quarter of 1998, net interest income decreased 3% to $49.2 million and for the six month period decreased 2% to $97.1 million reflecting the sale of all new mortgage loans generated and the lower interest rate environment. HUBCO's net interest margin for the second quarter of 1998 was 4.49% and 4.57% for the six month period.

          Non interest income, excluding security gains, totaled $13.0 million for the second quarter of 1998 and $23.2 million for the six month period. Non interest income increased 32% in the second quarter compared to the similar 1997 period and increased 27% from the 1998 first quarter driven by significantly higher loan and Shoppers Charge fee income. Non interest income represents 21% of total income and is growing faster than any other income segment.

         Non interest expense for the second quarter of 1998 was $33.4 million, excluding one time charges, compared with $36.0 million a year ago. This decrease reflects efficiencies achieved to date from ongoing operations at the acquired institutions. HUBCO's efficiency ratio (a ratio of overhead expense to recurring tax equivalent income) was 49.0% for the second quarter of 1998 and all efficiencies from recent acquisitions have not yet been reflected in HUBCO's results.

         Total non-performing assets of $60.7 million (1.19% of assets) decreased 25% from $81.2 million a year ago and decreased 18% from $74.1 million at year end. Non-performing loans are primarily related to the mortgage portfolios which are collateralized by real property and, therefore, losses should be mitigated by the value of such collateral. The Allowance for Possible Loan Losses totaled $52.5 million, up from $50.4 million a year ago and $51.5 million at December 31, 1997, representing 102% of non-performing loans and 1.86% of the loan portfolio as of June 30, 1998.

         HUBCO's total assets at June 30, 1998 were $5.11 billion. Loans totaled $2.82 billion, deposits were $3.87 billion and stockholders' equity was $273.3 million. All regulatory capital ratios exceed those necessary to be considered a well-capitalized institution.

         HUBCO, Inc. is the bank holding company for Hudson United Bank which operates in Northern New Jersey, Lafayette American Bank which operates in Connecticut and the Bank of the Hudson which operates in New York State. In addition, HUBCO has three pending mergers with Community Financial Holding Corporation of Westmont NJ, Dime Financial Corporation of Wallingford CT. and IBS Financial Corp. of Cherry Hill NJ. The Company also has two branches in New York of First Union National Bank scheduled to be acquired in July 1998. After closing all pending acquisitions, HUBCO, Inc. will have approximately 160 offices with total assets of approximately $6.5 billion.


                                  HUBCO, INC.
                              Financial Highlights

                     (In thousands, except per share data)

                                                            Three Months Ended
                                                                 June 30,
                                                            1998         1997
                                                            ----         ----
Including merger related and restructuring charges:
---------------------------------------------------
Net Interest Income                                        $49,241      $50,650
Provision for Possible Loan Losses                           2,681        2,346
Non Interest Income                                         12,995        9,843
Security Gains                                                 784        1,861
Non Interest Expense                                        58,406       35,966
Pretax Income                                                1,933       24,042
Tax Expense                                                  1,677        9,844
Net Income                                                     256       14,198
Basic Earnings Per Share                                   $   .01      $   .48
Diluted Earnings Per Share                                 $   .01      $   .46

Return on Assets                                               .02%        1.20%
Return on Average Equity                                       .34%       17.46%


Excluding merger related and restructuring charges:
---------------------------------------------------

Non Interest Expense                                       33,407        35,966
Tax Expense                                                10,362         9,844
Pretax Income                                              26,932        24,042
Net Income                                                 16,570        14,198
Basic Earnings Per Share                                 $    .58       $   .48
Diluted Earnings Per Share                               $    .57       $   .46

Return on Assets                                             1.40          1.20%
Return on Average Equity                                    22.15         17.46%

Weighted Average Shares - Basic (1)                        28,651        29,267
Weighted Average Shares - Diluted (1)                      29,185        30,916

(1) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acqusitions accounted for as pooling of interests, and for stock dividends.


                                  HUBCO, INC.
                              Financial Highlights

                     (In thousands, except per share data)

                                                             Six Months Ended
                                                                 June 30,
                                                            1998         1997
                                                            ----         ----
Including merger related and restructuring charges:
---------------------------------------------------
Net Interest Income                                        $97,055      $99,138
Provision for Possible Loan Losses                           8,794        4,680
Non Interest Income                                         23,221       19,191
Security Gains                                               3,053        3,149
Non Interest Expense                                        96,346       70,755
Pretax Income                                               18,189       46,043
Tax Expense                                                  7,348       18,378
Net Income                                                  10,841       27,665
Basic Earnings Per Share                                   $  0.38      $  0.93
Diluted Earnings Per Share                                 $  0.37      $  0.89

Return on Assets                                              0.47%        1.16%
Return on Average Equity                                      7.15%       16.96%


Excluding merger related and restructuring charges:(2)
---------------------------------------------------

Non Interest Expense                                       68,896        70,775
Pretax Income                                              46,302        46,043
Tax Expense                                                16,998        18,378
Net Income                                                 29,304        27,665
Basic Earnings Per Share                                 $   1.02       $   .93
Diluted Earnings Per Share                               $   1.00       $   .89

Return on Assets                                             1.27%         1.16%
Return on Average Equity                                    19.33%        16.96%

Weighted Average Shares - Basic (1)                         28,813         29,266
Weighted Average Shares - Diluted (1)                       29,371         31,044


                                                             As of June 30,
                                                            1998         1997
                                                            ----         ----
Total Assets                                             $5,109,552   $4,797,503
Total Loans                                               2,819,123    2,933,112
Total Deposits                                            3,865,526    3,818,466
Stockholders' Equity                                        273,320      335,688



(1) Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acqusitions accounted for as pooling of interests, and for stock dividends.

(2) Excludes $3,500 loan loss provision taken by Poughkeepsie Financial Corp. and MSB Bancorp, Inc. in the first quarter to bring their reserve policy in line with Hubco's.